Exhibit  1

Code of Ethics

WULF INTERNATIONAL, LTD

CODE OF ETHICS

1. Purpose

The Board of Directors (the "Board") of Wulf International, LTD. (the "Company") has adopted the following Code of Ethics (this "Code") to apply to the Company's directors, officers, employees and representatives. This Code is intended to focus directors, officers, employees and representatives on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles.

2. Conduct and Behavior Standards

Each director, officer, employee and representative is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way directors, officers, employees and representatives conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. All employees are expected to contribute to the success of Company by performing their jobs as required and conducting themselves in a professional manner consistent with the company's business philosophy, values and standards of business conduct. Employee honesty and integrity are essential to ethical business practices. Employees are required to prepare all reports, including expense reports, time cards, and sales reports accurately and truthfully. Additionally, it is essential to avoid making misrepresentations or dishonest statements to anyone inside or outside the company.

Consumption or being under the influence of alcoholic beverages on company premises misuse of Company property, including the company's equipment, supplies, e-mail, intranet, and computer and voicemail systems can constitute unethical conduct. These tools and resources are intended to assist employees in conducting legitimate company business, and any other use of such property is discouraged.

Any of the following conduct by any employee, including the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") or Corporate Controller ("Controller"), must be reported immediately to the CEO, unless the CEO is allegedly implicated in such conduct, in which case the report shall be conveyed to the Board of Directors:

Violation of the Company's revenue recognition policies and procedures, or any other company policies or procedures designed to insure full, fair, accurate, timely and understandable disclosure of company information as required by the Securities and Exchange Commission, or any other applicable governmental law, rule or regulation.

Failure to fully, fairly, accurately, understandably and timely disclose to the appropriate individual(s) within the Company any and all information that relates to the company's business, operations or financial condition that may need to be reported or disclosed to the Securities and Exchange Commission, or pursuant to any other applicable governmental law, rule or regulation.

Misrepresentation, concealment, falsification or destruction of any documents or other information relating to the Company's business, operations or financial condition that may be required to be reported or disclosed, or used to prepare documents required to be reported or disclosed, to the Securities and Exchange Commission, or pursuant to any other applicable governmental law, rule or regulation.

Any other activity or conduct that could cause an individual, the Company or any of its officers or directors to violate any applicable governmental law, rule or regulation relating to full, fair, accurate, timely and understandable disclosure of information required to be disclosed to any third person.

While the Company is concerned with maintaining its competitive edge in the industry, only authorized Company employees should conduct market intelligence with respect to other companies, and only by straightforward legal means. Additionally, the reputation of Company products and services is built on merit, not on the disparagement of competitors or their products.

3. Integrity of Records and Public Reporting

Directors, officers, employees and representatives should promote the accurate and reliable preparation and maintenance of the Company's financial and other records. Diligence in accurately preparing and maintaining the Company's records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. In this regard, directors, officers, employees and representatives (where applicable) should: (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data. Senior financial officers also are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedur